                                                                   EXHIBIT 10.9



                              PURCHASE AGREEMENT



                                 BY AND AMONG



                        SBA COMMUNICATIONS CORPORATION,
                       A FLORIDA CORPORATION ("PARENT")

                                      AND

                          SBA TOWERS TENNESSEE, INC.,
                     A FLORIDA CORPORATION ("SUBSIDIARY")

                                      AND

                        COM-NET DEVELOPMENT GROUP, LLC
               A TENNESSEE LIMITED LIABILITY COMPANY ("COM-NET")

                                      AND

                       DANIEL J. ELDRIDGE, A RESIDENT OF
                    THE STATE OF TENNESSEE ("DAN ELDRIDGE")

                                      AND

                       TAMMY W. ELDRIDGE, A RESIDENT OF
                 THE STATE OF TENNESSEE ("TAMMY W. ELDRIDGE")



                          DATED AS OF MARCH 31, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I

     SALE AND PURCHASE..................................................    1

ARTICLE II

     PURCHASE PRICE AND METHOD OF PAYMENT...............................    2
     2.1   Purchase Price...............................................    2
     2.2   Payment of Purchase Price....................................    2

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF COM-NET AND MEMBER...............    2
     3.1   Organization and Good Standing...............................    2
     3.2   Duly Authorized..............................................    2
     3.3   No Subsidiaries..............................................    3
     3.4   Enforceability...............................................    3
     3.5   No Conflicts.................................................    3
     3.6   No Consents..................................................    3
     3.7   Capitalization...............................................    3
     3.8   Title to Membership Interests................................    3
     3.9   Financial Statements.........................................    3
     3.10  Books and Records............................................    4
     3.11  No Undisclosed Liabilities...................................    4
     3.12  Taxes........................................................    4
     3.13  Employee Benefit Plans and Compliance with ERISA.............    4
     3.14  Compliance with Legal Requirements and Governmental
           Authorizations...............................................    5
     3.15  Legal Proceedings and Orders.................................    6
     3.16  Absence of Certain Changes Since Date of Balance
           Sheets.......................................................    6
     3.17  Property.....................................................    7
     3.18  Contracts....................................................    7
     3.19  Hazardous Materials..........................................    9
     3.20  Employees....................................................    9
     3.21  Labor Relations; Compliance..................................    9
     3.22  Certain Payments.............................................   10
     3.23  Disclosure...................................................   10
     3.24  Related Party Transactions...................................   10
     3.25  Intentionally Deleted........................................   10

     3.26  Defects......................................................   10
     3.27  Utilities and Access.........................................   10
     3.28  Liens........................................................   11
     3.29  Real Property Taxes and Assessments..........................   11
     3.30  Condemnation.................................................   11
     3.31  No Flood Hazard Area.........................................   11
     3.32  Year 2000 Matters............................................   11
     3.33  Accurate Documents...........................................   12
     3.34  Accuracy of Representations and Warranties...................   12

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND PARENT............   12
     4.1   Authority....................................................   12
     4.2   Accuracy of Representations and Warranties...................   12

ARTICLE V

     COVENANTS OF COM-NET...............................................   13
     5.1   Affirmative Covenants........................................   13
     5.2   Negative Covenants...........................................   15

ARTICLE VI

     CONDITIONS PRECEDENT TO  SUBSIDIARY'S AND PARENT'S PERFORMANCE.....   17
     6.1   Performance of Covenants and Accuracy of
           Representations..............................................   17
     6.2   No Legal Action Against Contemplated Transactions............   17
     6.3   No Claim Regarding Membership Interests or Sale
           Proceeds.....................................................   17
     6.4   No Prohibitions..............................................   17
     6.5   Estoppels....................................................   17
     6.6   Title to Membership Interest and Property....................   18
     6.7   Environmental Assets.........................................   18
     6.8   Zoning and Land Use..........................................   18
     6.9   FAA and FCC Matters..........................................   18
     6.10  No Change in the Property....................................   18
     6.11  Execution and Delivery of Documents..........................   19
     6.12  Third Party Approvals........................................   19
     6.13  Opinions of Counsel..........................................   19
     6.14  Subsidiary's Satisfaction....................................   19
     6.15  HSR Act......................................................   19
     6.16  Releases.....................................................   19
     6.17  Approvals....................................................   19

     6.18  Permits, Consents and Licenses...............................   19
     6.19  Merger Agreement.............................................   20

ARTICLE VII

     CONDITIONS PRECEDENT TO MEMBERS' PERFORMANCE.......................   20
     7.1   Performance of Covenants and Accuracy of
           Representations..............................................   20
     7.2   Execution and Delivery of Documents..........................   21

ARTICLE VIII

     CLOSING............................................................   21
     8.1   The Closing..................................................   21

ARTICLE IX

     EXPENSES...........................................................   21
     9.1   Attorneys' Fees..............................................   21
     9.2   Transfer Taxes; Recording Costs..............................   22
     9.3   Other Expenses...............................................   22

ARTICLE X

     INDEMNIFICATION....................................................   22
     10.1  Survival; Right to Indemnity Not Affected by
           Knowledge....................................................   22
     10.2  Indemnification by the Members and Com-Net...................   22
     10.3  Indemnification by Subsidiary and Parent.....................   23
     10.4  Procedure for Indemnification................................   23
     10.5  Right of Offset..............................................   24

ARTICLE XI

     DEFAULT............................................................   25
     11.1  Subsidiary's or Parent's Default.............................   25
     11.2  Com-Net or Member's Default..................................   25

ARTICLE XII

     MISCELLANEOUS......................................................   25
     12.1  Brokers......................................................   25
     12.2  Interpretation...............................................   25
     12.3  Notices......................................................   25
     12.4  Enforcement Costs............................................   26

     12.5  Assignment...................................................   26
     12.6  Governing Law................................................   26
     12.7  Arbitration..................................................   26
     12.8  Integration..................................................   27
     12.9  Amendments...................................................   27
     12.10 Binding Effect...............................................   27
     12.11 Further Assurances...........................................   27
     12.12 Third Parties................................................   27
     12.13 Counterparts; Facsimile Delivery.............................   27
     12.14 Severability.................................................   27

                              PURCHASE AGREEMENT
                              ------------------


     THIS PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 1999, among SBA COMMUNICATIONS CORPORATION, a Florida corporation, with its principal place of business located at One Town Center Road, 3rd Floor, Boca Raton, Florida 33486, Attention: Jeffrey A. Stoops, Senior Vice President, Fax Number
(561) 997-0343 ("Parent"), SBA TOWERS TENNESSEE, INC., a Florida corporation and an indirectly wholly owned subsidiary of Parent, with its principal place of business located at One Town Center Road, 3rd Floor, Boca Raton, Florida 33486,
Attention: Jeffrey A. Stoops, Senior Vice President, Fax Number (561) 997-0343 ("Subsidiary"), COM-NET DEVELOPMENT GROUP, LLC, a Tennessee limited liability company, with its principal place of business located at 121 Boone Ridge Drive, Johnson City, Tennessee, 37615, Attn: Daniel J. Eldridge, Fax Number (423) 952-0863 ("Com-Net"), DANIEL J. ELDRIDGE, an individual domiciled in the State of Tennessee, whose address is 121 Boone Ridge Drive, Johnson City, Tennessee, 37615, Fax Number (423) 952-0863 ("Daniel Eldridge") and TAMMY W. ELDRIDGE, an individual domiciled in the State of Tennessee, whose address is 121 Boone Ridge Drive, Johnson City, Tennessee 37615, Fax Number (423) 952-0863 ("Tammy Eldridge") (Dan Eldridge and Tammy Eldridge are sometimes hereinafter collectively referred to as the "Members"). Capitalized terms used but not otherwise defined in this Agreement will have the meanings set forth in Exhibit
                                                                        -------
"1".
---


                                  WITNESSETH:
                                  ----------

     WHEREAS, Subsidiary desires to purchase from Members, and Members desire to sell to Subsidiary, all of Members' Membership Interests in Com-Net upon the terms and subject to the conditions set forth herein;

     WHEREAS, each of the parties to this Agreement desire to make certain representations, warranties and agreements in connection with the Contemplated Transaction and also to prescribe various conditions thereto.

     In consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties to this Agreement agree as follows:


                                   ARTICLE I

                               SALE AND PURCHASE

     Subject to the terms, conditions and covenants of this Agreement, the Members will sell and transfer all of their Membership Interests in Com-Net to Subsidiary and Subsidiary will purchase all of the Members' Membership Interests from the Members.

                                  ARTICLE II

                     PURCHASE PRICE AND METHOD OF PAYMENT

     2.1 PURCHASE PRICE. The aggregate purchase price for the Members' Membership Interests is One Million and No/100 Dollars ($1,000,000.00).

     2.2  PAYMENT OF PURCHASE PRICE.

          (a) On the Closing Date, Subsidiary will deliver to the Members the aggregate sum of One Million and No/100 Dollars ($1,000,000.00) by cashier's check, attorneys, trust account check or bank wire transfer of immediately available funds to an account designated by the Members.



                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                              COM-NET AND MEMBER

     As a material inducement to Subsidiary and Parent to enter into this Agreement, Com-Net and the Members represent and warrant to Subsidiary and Parent as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Com-Net is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and, following the assignment and transfer referred to in Section 5.1(k) below, to perform all its obligations under the Ground Leases, Easements, Tenant Leases and all other Contracts to which it is a party. Com-Net is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     3.2 DULY AUTHORIZED. Com-Net and the Members have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement and the Members' Closing Documents to which each of them is a party and to perform their obligations under this Agreement and the Members' Closing Documents to which each of them is a party. The execution and delivery of this Agreement and the Members' Closing Documents, as well as the consummation of the Contemplated Transactions, have been approved by the Members, and no other proceedings on the part of Com-Net shall be necessary or required to authorize this Agreement, the Members' Closing Documents or the Contemplated Transactions.

     3.3  NO SUBSIDIARIES.  Com-Net does not own any Subsidiaries.

     3.4 ENFORCEABILITY. This Agreement constitutes the legal, valid, and binding obligation of each Member and Com-Net, enforceable against each Member and Com-Net in accordance with its terms. Upon the execution and delivery by each Member and Com-Net of the Members' Closing Documents to which they are a party, the Members' Closing Documents will constitute the legal, valid, and binding obligations of each Member and Com-Net, enforceable against them in accordance with their respective terms.

     3.5 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement, the Members' Closing Documents, or any agreement, instrument or document contemplated thereby, will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Com-Net, true, correct and complete copies of which are attached hereto as Exhibit "3.5," or
                                                            --------------
any resolution adopted by Com-Net, (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any Legal Requirement or any Contract to which Com-Net or either Member is a party or any of the assets owned or used by Com-Net may be subject, or (d) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Com-Net.

     3.6 NO CONSENTS. Except as otherwise provided in this Agreement, neither Com-Net nor either Member shall be required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (including without limitation, any Person who is a party to the Ground Leases, Easements, Tenant Leases or any other Contract).

     3.7 CAPITALIZATION. The Members are the sole members of Com-Net and collectively own one hundred percent (100%) of the Membership Interests of Com-Net. There are no contracts relating to the issuance, delivery, sale, or transfer of any Membership Interests in Com-Net (including, without limitation, Membership Interests held by the Members).

     3.8 TITLE TO MEMBERSHIP INTERESTS. The Members are and will be on the Closing Date the sole beneficial owners and holders of all Membership Interests in Com-Net, free and clear of all encumbrances. No Person has any pre-emptive rights or similar rights to purchase or receive any Membership Interests of Com-Net.

     3.9 FINANCIAL STATEMENTS. Com-Net has delivered to Subsidiary audited balance sheets of Com-Net at and as of December 31, 1997 and December 31, 1998, the related audited statements of income, changes in members' equity, and cash flows for the fiscal year then ended, including the notes thereto, together with the report thereon of Blackburn, Childers & Steagall, PLC, independent certified public accountants. The Financial Statements fairly present the financial condition and the results of operations, changes in members' equity, and cash flows of

Com-Net at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 3.9 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Com-Net are required by GAAP to be included in the Financial Statements.

     3.10 BOOKS AND RECORDS. The books of account, minute books, Membership Interest record books and all other records of Com-Net, all of which have been made available to Subsidiary, are true, complete and correct and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be delivered to Subsidiary.

     3.11 NO UNDISCLOSED LIABILITIES. Com-Net has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.12 TAXES. Com-Net has filed or caused to be filed (on a timely basis since January 1, 1992) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Members have delivered or made available to Subsidiary copies of all such Tax Returns relating to income or franchise taxes filed since January 1, 1992. Com-Net has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Members or Com-Net. None of the federal and state income Tax Returns of Com-Net has been audited by the IRS or relevant state tax authorities. The charges, accruals, and reserves with respect to taxes on the respective books of Com-Net are adequate (determined in accordance with GAAP) and are at least equal to Com-Net's liability for taxes. There exists no proposed tax assessment against Com-Net except as disclosed in the Balance Sheets or in the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Com-Net. All taxes that Com-Net is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. All Tax Returns filed by Com-Net are true, correct, and complete. There is no tax sharing agreement that will require any payment by Com-Net after the date of this Agreement.

     3.13 EMPLOYEE BENEFIT PLANS AND COMPLIANCE WITH ERISA. Except as set forth in the Disclosure Letter, neither Com-Net nor any of its Affiliates has ever established, sponsored, maintained, contributed to or otherwise participated in, or had any obligation to establish, sponsor, maintain, contribute to or otherwise participate in, any compensation, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan or arrangement which is or was governed by or subject to the Employee Retirement Income Security Act of 1974, or any successor law, or any regulations or rules issued pursuant to that Act or any successor law. Neither Com-Net nor any of its Affiliates provide health or welfare benefits for any retired or former employee or are obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service. The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS AND GOVERNMENTAL AUTHORIZATIONS. Com-Net is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Com-Net of, or a failure on the part of Com-Net to comply with, any Legal Requirement, or may give rise to any obligation on the part of Com-Net to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Com-Net has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any actual, alleged, possible, or potential obligation on the part of Com-Net to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The use, maintenance and operation of the Property by Com-Net, the Members, the Tenants and, to the best knowledge of the Members and Com-Net, all other Persons, is in full compliance with all Legal Requirements, Easements, restrictive covenants, reservations and similar matters of record. There are no outstanding notices of violation currently in effect for Com-Net or the Property. The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Com-Net or that otherwise relates to the business of, or to any of the assets owned or used by, Com-Net. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect. Com-Net is and has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter. No event has occurred or circumstance exists that may (with or without notice or lapse of time or both) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Disclosure Letter. Com-Net has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities. The Governmental Authorizations listed in Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Com-Net to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit Com-Net to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15 LEGAL PROCEEDINGS AND ORDERS. There is no pending Proceeding that has been commenced by or against Com-Net or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Com-Net, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the best knowledge of the Members and Com-Net, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Neither Com-Net nor the Members are subject to any Order that relates to the business of, or any of the assets owned or used by, Com-Net. No member, officer, director, agent, or employee of Com-Net is subject to any Order that prohibits such member, officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Com-Net.

     3.16 ABSENCE OF CERTAIN CHANGES SINCE DATE OF BALANCE SHEETS. Except as set forth in the Disclosure Letter, since the date of the Balance Sheets, Com-Net has conducted its business only in the Ordinary Course of Business and there has not been any (a) change in Com-Net's Membership Interests; grant of any option or right to purchase Membership Interests of Com-Net; issuance of any interest convertible into such Membership Interests; grant of any registration rights, purchase, redemption, retirement, or other acquisition by Com-Net of any interest of any such Membership Interests; or declaration or payment of any dividend or other distribution or payment in respect of any Membership Interests, (b) amendment to the Organizational Documents of Com-Net, (c) payment or increase by Com-Net of any bonuses, salaries, or other compensation to any member, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Com-Net, (e) damage to or destruction or loss of any asset or property of Com-Net, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Com-Net, taken as a whole, (f) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to Com-Net of at least $20,000, (g) sale, lease, or other disposition of any asset or property of Com-Net or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Com-Net, (h) cancellation or waiver of any claims or rights, (i) material change in the accounting methods used by Com-Net, (j) material adverse change in the business, operations, properties, prospects, assets, or condition of Com-Net, or event that may result in such a material adverse change, (k) Indebtedness other than in the Ordinary Course of Business, (l) guarantee or other endorsement of obligations of any Person by Com-Net or (m) Contract by Com-Net to do any of the foregoing.

     3.17 PROPERTY.  Following the assignment and transfer referred to in
Section 5.1(k) below, Com-Net will have good title to the Appurtenant Property, the Intangible Personal Property and the Tangible Personal Property (including without limitation, Towers, Improvements, equipment, vehicles and inventory), free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will have good and marketable fee simple title to the Owned Real Property and the Improvements on the Owned Real Property, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. The Disclosure Letter lists all vehicles owned or leased by Com-Net.

     3.18 CONTRACTS. Upon delivery to Subsidiary, the Disclosure Letter shall contain a complete and accurate list, and the Members and Com-Net shall have delivered to Subsidiary true and complete copies, of:

          (a)  the Ground Leases.    Following the assignment and transfer
referred to in Section 5.1(k) below, Com-Net will have validly succeeded to the rights of the original lessee under each of the Ground Leases with respect to the Leased Real Property, hold the leasehold interest created under each of the Ground Leases, and be the sole owner of the Improvements located on the Leased Real Property being leased thereunder. The Ground Leases and the Improvements in connection therewith are, and at Closing, shall be, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Furthermore, Com-Net and the Members, jointly and severally, represent and warrant that (i) each Ground Lease is in full force and effect and has not been materially modified or amended, (ii) Com-Net Construction currently is and, following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will be in actual possession of the leased premises under each of the Ground Leases, (iii) Com-Net Construction currently has paid the rent set forth in each of the Ground Leases on a current basis and there are no past due amounts, (iv) except as expressly set forth in the Ground Leases, neither Com-Net Construction nor Com-Net are obligated to pay any additional rent or charges to any of the Ground Lessors for any period subsequent to the Closing Date, and (v) none of Com-Net Construction, Com-Net or the Members has received notice from or given notice to any Ground Lessor claiming that such Ground Lessor or Com-Net Construction or Com-Net is in default under any of the Ground Leases, and, to the best knowledge of Com-Net and the Members, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default;

          (c) the Tenant Leases. Following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will have validly succeeded to the rights of the original lessor under each of the Tenant Leases. The Tenant Leases are, and at the Closing will be, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Except for the rights of the Tenants, as tenants only, pursuant to the Tenant Leases, and except for the rights of the other parties to each of the Ground Leases, no Person other than Subsidiary will on the Closing Date be in, or have any right or claim to, possession of any of the Property. Other than as may be provided by the Ground Leases and the Tenant Leases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Property or the Improvements thereon, or which grant other rights with respect to the use of any of the Property. Furthermore, Com-Net and the Members, jointly and severally, represent and warrant that (i) each Tenant Lease is in full force and effect and has not been materially modified or amended, (ii) each Tenant has accepted possession of its premises under its Tenant Lease, (iii) Com-Net Construction currently is and, following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will be collecting the rent set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder in excess of one month, (iv) except as expressly set forth in the Tenant Leases, no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date,
(v) Com-Net Construction has not given notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, and, to the best knowledge of Com-Net and the Members, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default, (vi) None of Com-Net Construction, Com-Net or Members have received notice from any Tenant claiming that Com-Net is in default under the Lease, or claiming that there are defects in the Improvements, which default or defect remains in any manner uncured,
(vii) None of Com-Net Construction, Com-Net or Members have received notice from any Tenant asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and, to the best knowledge of the Members and Com-Net, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense, and (viii) except as expressly set forth in the Tenant Leases, there are no security deposits or prepaid rentals under any of the Tenant Leases;

          (d) the Easements. Following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will have validly succeeded to the rights of the original grantee) under each of the Easements, has good title to the Easements, and is the sole owner of the Improvements located on the easement areas thereunder. At Closing, the Easements and the Improvements in connection therewith shall be free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Furthermore, Com-Net and the Members, jointly and severally, represent and warrant that (i) each Easement is in full force and effect and has not been materially modified or amended, (ii) Com-Net Construction currently is and, following the assignment and transfer referred to in Section 5.1(k) below, Com-Net will be in actual possession of the easement area under each of the Easements, (iii) except as set forth in the Ground Leases, Neither Com-Net Construction nor Com-Net is obligated to pay any rent or charges under any of the Easements for any period subsequent to the Closing Date, and (iv) None of Com-Net Construction, Com-Net or Members have given notice to or received notice from any Person claiming that the Person or Com-Net is in default under any Easement, and, to the best knowledge of Com-Net and the Members, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default;

          (e) any other Contract to which Com-Net is a party or by which any of the Property is bound. Com-Net and the Members, jointly and severally, represent and warrant that (i) each such Contract is in full force and effect and has not been modified or amended, (ii) Com-

Net has paid all sums due thereunder on a current basis and there are no past due amounts, and (iii) none of Com-Net or the Members have received notice from or given notice to any Person claiming that such Person, Com-Net or the Members are in default under any such Contract, and, to the best knowledge of Com-Net and the Members, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default under any such Contract.

     3.19 HAZARDOUS MATERIALS. The Property has not in the past been used, and is not presently being used, for the handling, storage, transportation, or disposal of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental Legal Requirements). To the best knowledge of the Members and Com-Net, there has been no release of any such items into the environment from the Real Property or in, on or under the Real Property.

     3.20 EMPLOYEES. The Disclosure Letter contains a complete and accurate list of the following information for each employee or director of Com-Net, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Com-Net's pension, retirement, profit- sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other benefit plan. The Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Com-Net, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 LABOR RELATIONS; COMPLIANCE. Since January 1, 1996, there has not been, there is not presently pending or existing, and there is not threatened, any Proceeding against or affecting Com-Net relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting Com-Net or its premises. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Com-Net has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Com-Net is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 CERTAIN PAYMENTS. Neither Com-Net nor any director, officer, agent, or employee of Com-Net, the Members or other Person associated with or acting for or on behalf of

Com-Net or the Members, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of any Com-Net, the Members or any Affiliate thereof, or in violation of any Legal Requirement, or established or maintained any fund or asset that has not been recorded in the books and records of Com-Net.

     3.23 DISCLOSURE. No representation or warranty of the Members or Com-Net in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Members or Com-Net that has specific application to the Members or Com-Net (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Com-Net that has not been set forth in this Agreement or the Disclosure Letter.

     3.24 RELATED PARTY TRANSACTIONS. Except as otherwise set forth in the Disclosure Letter, none of Com-Net, either Member, or any Related Person of either Member or Com-Net has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Com-Net's business. Except as otherwise set forth in the Disclosure Letter, none of Com-Net, either Member, or any Related Person of either Member or Com-Net is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with Com-Net, or engaged in competition with Com-Net with respect to any of the products or services of Com-Net in any market presently served by Com-Net. Except as set forth in the Disclosure Letter, none of Com-Net, either Member or any Related Person of either Member or Com-Net is a party to any Contract with, or has any claim or right against, Com-Net.

     3.25 INTENTIONALLY DELETED.

     3.26 DEFECTS. To the best knowledge of Com-Net and the Members, there are no physical, structural or mechanical defects in the Appurtenant Property, Improvements, Tangible Personal Property or Towers, equipment, vehicles or inventory, and the same are suitable and adequate for the use for which they were originally designed.

     3.27 UTILITIES AND ACCESS. All electric, telephone, drainage facilities and other utilities required for use and operation of the Towers are installed up to the boundaries of the Real Property on which the Towers are located within valid, written, recorded easements. Such utilities are in good working order, meet all current codes and ordinances and are of adequate size and capacity to service the Towers. The Real Property on which the Towers are located has adequate, direct, indefeasible legal and practical pedestrian and vehicular access to public roads.

     3.28 LIENS. Except as set forth in the Disclosure Letter, no right or interest in or to property of any kind of Com-Net, whether real, personal, or mixed and whether tangible or intangible, is subject to any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), except Permitted Exceptions.

     3.29 REAL PROPERTY TAXES AND ASSESSMENTS. All ad valorem real property taxes for the Real Property and all personal property taxes for the Tangible Personal Property have been fully paid for the year 1999, and all prior years. There are no existing or pending special assessments, fees or similar obligations affecting the Real Property or the Appurtenant Property, which may be assessed by any Governmental Authority. Com-Net and the Members will be liable for any such special assessments, fees or similar obligations affecting the Real Property or Appurtenant Property that arise between the Effective Date and the Closing Date.

     3.30 CONDEMNATION. To the best knowledge of the Members and Com-Net, there are no present or pending legal or administrative proceedings relative to condemnation, or other taking by any Governmental Authority, of any portion of the Property, and no such proceeding is contemplated.

     3.31 NO FLOOD HAZARD AREA. To the best knowledge of Com-Net and the Members, none of the Real Property on which the Towers are located is located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, the Federal Emergency Management Administration or any other Governmental Authority as being subject to any special or increased flooding hazards.

     3.32 YEAR 2000 MATTERS. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) Com-Net's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Com-Net's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by the Closing Date. The cost to Com-Net of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to Com-Net (including, without limitation, reprogramming errors and the failure of others' systems or equipment) is reflected on Com-Net's most recent financial statements. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems, Com-Net is and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Subsidiary to conduct its business (including Com-Net's business) after the Closing Date.

     3.33 ACCURATE DOCUMENTS. All Contracts, documents, reports, leases, title insurance policies, title opinions, surveys and other items relating to Com-Net or the Property and delivered to Parent or Subsidiary pursuant to this Agreement are true, correct and complete copies of the originals thereof.

     3.34 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of Com-Net's and the Members' representations and warranties contained in this Agreement and Com-Net's and the Members' liability therefor will survive the Closing for a period of five (5) years thereafter except as to any material breach thereof by Com-Net or the Members of which Subsidiary or Parent has notified Com-Net or either Member prior to the expiration of the five (5) year period in accordance with
Section 10 of this Agreement. Neither Subsidiary nor Parent will have any duty to investigate or inquire about the accuracy or veracity of any representation or warranty of Com-Net or the Members.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND PARENT

     As a material inducement to Com-Net and the Members to enter into this Agreement, Subsidiary and Parent represent and warrant to Com-Net and the Members as follows:

     4.1 AUTHORITY. Each of Subsidiary and Parent is a corporation, duly organized and validly existing under the laws of the State of Florida and their status is active, and each of Subsidiary and Parent is duly qualified to transact business under the laws of the states where it conducts business. Subject to obtaining the approval of the Contemplated Transactions from each of Parent's and Subsidiary's Board of Directors and from the Lenders, all documents, including this Agreement, executed or to be executed by Subsidiary and Parent (a) have been or will be duly authorized, executed and delivered by Subsidiary and Parent, (b) are or will be legal, valid and binding obligations of Subsidiary and Parent, and (c) do not or will not violate any provisions of any agreement to which Subsidiary and Parent are a party or to which they are bound. Subject to obtaining the approval of the Contemplated Transactions from each of Parent's and Subsidiary's Board of Directors and from the Lenders, Subsidiary and Parent have the full right, power and authority, without the necessity of obtaining the consent or approval of any other Person, to enter into this Agreement and to perform their obligations under this Agreement.

     4.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of Subsidiary's and Parent's representations and warranties contained in this Agreement and Subsidiary's and Parent's liability therefor will survive the Closing for a period of five (5) years thereafter except as to any material breach thereof by Subsidiary and Parent of which either Member has notified Subsidiary and Parent prior to the expiration of the five (5) year period in accordance with Section 10 of this Agreement. The Members will have no duty to investigate or inquire about the accuracy or veracity of any representation or warranty of Subsidiary and Parent.

                                   ARTICLE V

                     COVENANTS OF COM-NET AND THE MEMBERS

     5.1 AFFIRMATIVE COVENANTS. Between the date of this Agreement and the Closing Date, the Members will, and will cause Com-Net to:

          (a) conduct the business of Com-Net only in the Ordinary Course of Business and will use best efforts to maintain and preserve the Property, preserve intact the current business organization of Com-Net, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Com-Net;

          (b) provide Subsidiary and its representatives, agents, contractors, architects and engineers reasonable access to the Property and the financial records of the Property at any time during normal business hours prior to the Closing Date, at Subsidiary's sole cost and expense, to perform any tests, borings, inspections, surveys, studies, environmental site assessments and measurements which Subsidiary reasonably deems necessary or appropriate;

          (c) within ten (10) days after the execution of this Agreement, furnish to Subsidiary the Disclosure Letter which shall contain true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of the Members' or Com-Net's attorneys or other representatives) as Subsidiary may reasonably request concerning Com-Net, the Members' Membership Interests, and the ownership, use, operation and condition of the Property, including without limitation the Ground Leases, Easements, Tenant Leases and Permits, any title insurance policies, recorded title documents, title abstracts, title opinions, surveys, plans, engineering reports, soil tests, service contracts, legal opinions, environmental site assessments and similar items;

          (d) permit Subsidiary to, without any obligation to do so, contact any Governmental Authority about any Permits or Legal Requirements concerning Com-Net or the Property and contact any party to any of the Ground Leases, Easements or Tenant Leases or other Person about Com-Net or the Ground Leases, the Easements, the Tenant Leases or any other aspects of the Property;

          (e) cause all Contracts to which Com-Net is a party or by which the Property is bound to have been performed to the extent required to be performed as of the Closing Date in full;

          (f) cause all employees of Com-Net to be terminated effective as of the Closing Date and pay any and all unpaid amounts, commitments or obligations due, owing or payable to such employees (whether pursuant to or arising from any Contract or Legal Requirement or in any other manner), including without limitation all wages, commissions and other compensation, earned bonuses, severance pay, accrued and unpaid vacation time, sick leave, accrued and unpaid benefits and disability payments and shall, effective as of the Closing, cause all officers and directors of Com-Net to resign from all such positions with Com-Net;

          (g) cooperate with Subsidiary and Parent with respect to all filings, permits or consents that Subsidiary elects to make or obtain or is required by Legal Requirements or other Persons to make or obtain in connection with the Contemplated Transactions (including without limitation, any filing under the HSR Act);

          (h) promptly notify Subsidiary in writing if either Member or Com-Net becomes aware of any fact or condition that causes or constitutes a Breach of the Members' or Com-Net's representations and warranties as of the date of this Agreement, or if either Member or Com-Net becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided,
                                                                  --------
however, that should any such fact or condition require any change in the
-------
Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Members and Com-Net will promptly deliver to Subsidiary a supplement to the Disclosure Letter specifying such change;

          (i) promptly notify Subsidiary of the occurrence of any Breach of any covenant of either Member in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely;

          (j) close all of Com-Net's bank accounts, terminate the authority of all signatories with respect to all of Com-Net's bank accounts, effective as of the Closing Date, and transfer the funds contained therein to such bank account as Parent may identify;

          (k) accept an assignment and transfer of the Ground Leases, Tenant Leases, Easements and Towers (and all Appurtenant Property, Intangible Personal Property, Permits, Improvements and Real Property related thereto) from Com-Net Construction; and

          (l) deliver to Subsidiary reviewed balance sheets of Com-Net for the three (3) month period ended March 31, 1999, the related reviewed statements of income, changes in stockholders' equity, and cash flows for such period prepared by Blackburn, Childers & Steagall, PLC.

     5.2  NEGATIVE COVENANTS.

          (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Members will not, and will cause Com-Net not to, without the prior written consent of Subsidiary, take any affirmative action, or fail to take any reasonable action within the Members' or Com-Net's control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

          (b) Until such time, if any, as this Agreement is terminated, each Member will, and each Member will cause his or her Representatives, and Com-Net and its Representatives, not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Subsidiary) relating to any transaction involving the sale of the business or assets of Com-Net, or any Membership Interest of Com-Net, or any merger, consolidation, business combination, or similar transaction involving Com-Net.

          (c) Com-Net and the Members will not (i) except as set forth in the proviso below, permit any new occupancy of, or enter into any new lease, license
-------
or other occupancy agreement for, space on the Towers or in any of the Improvements located on the Towers, (ii) renew, modify or terminate the Tenant Leases, or (iii) take any action or fail to take any action that would constitute a default under the Tenant Leases; provided, however, that Com-Net
                                              --------  -------
and the Members may take any action specified in clause (i) above, if (x) the lease, license or other occupancy agreement is on the form of Subsidiary's standard form for such agreements, (y) Com-Net and/or the Members shall have delivered written notice to Subsidiary of Com-Net's intent to enter into such agreement at least fifteen (15) Business Days prior to the execution of any such agreement, along with a true and correct copy of the proposed agreement to be executed, and (z) Subsidiary has delivered to Com-Net or the Members, within ten
(10) Business Days after Subsidiary's receipt of the notice specified in clause
(y), its written approval of the proposed action, which such approval shall not be unreasonably withheld, except that Subsidiary's failure to deliver to Com-Net or the Members such written approval on or prior to the end of such ten (10) Business Day period shall constitute Subsidiary's approval of the proposed action and shall satisfy the requirements of this clause (c).

          (d) Com-Net and the Members will not (a) renew, modify or terminate the Ground Leases, (b) take any action or fail to take any action that would constitute a default under the Ground Leases, or (c) enter into or renew any management, maintenance, service or other Contract affecting the Property, without Subsidiary's prior written approval in each instance, which approval will not be unreasonably withheld or delayed.

          (e) Com-Net and the Members will not (i) modify or terminate the Easements or (ii) take any action or fail to take any action that would constitute a default under the Easements.

          (f) Com-Net and the Members will not encumber, modify or alter the Property in any material respect.

          (g) Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement or as Subsidiary shall otherwise agree in writing in advance, the Members will, and will cause Com-Net to:

               (i) maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates;

               (ii)   not approve any new individual capital expenditure;

               (iii) not dispose of or incur, create or assume any encumbrance other than Permitted Encumbrances on any individual capital asset;

               (iv) not incur any Indebtedness, except Indebtedness to Com-Net Construction on account of Towers constructed or to be constructed by Com-Net Construction for Com-Net;

               (v) except as required by law or regulation, pursuant to existing agreements or as may be reasonably necessary to secure or protect intellectual or industrial property rights of Com-Net's business, not provide any confidential or proprietary information with respect to Com-Net's business to any person other than Subsidiary, Parent or their respective Affiliates;

               (vi) not take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

               (vii)  not make any distributions of cash;

               (viii) not guarantee any Indebtedness or make any loans of any nature whatsoever;

               (ix) without Parent's and Subsidiary's written consent, not request or allow Com-Net Construction to build any Towers for the account of Com-Net other than the four (4) Towers being built as of the date hereof; and

               (x)    not agree to take any of the foregoing actions.

                                  ARTICLE VI

                            CONDITIONS PRECEDENT TO
                     SUBSIDIARY'S AND PARENT'S PERFORMANCE

     Subsidiary's and Parent's obligations hereunder are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the "Subsidiary's and Parent's Conditions Precedent") as have not been waived in
     ----------------------------------------------
writing by Subsidiary and Parent:

     6.1 PERFORMANCE OF COVENANTS AND ACCURACY OF REPRESENTATIONS. All of the Members' and Com-Net's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must have been accurate in all respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, and all of Members' and Com-Net's covenants, duties and obligations in this Agreement must have been fully and completely performed as of the Closing Date.

     6.2 NO LEGAL ACTION AGAINST CONTEMPLATED TRANSACTIONS. Since the date of this Agreement, there must not have been commenced or threatened against Subsidiary, or against any Person affiliated with Subsidiary, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     6.3 NO CLAIM REGARDING MEMBERSHIP INTERESTS OR SALE PROCEEDS. There must not have been made or threatened by any Person any Claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Membership Interests of, or any other voting or ownership interest in, Com-Net or the Property, or (b) is entitled to all or any portion of the Purchase Price payable for the Members' Membership Interests.

     6.4 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Subsidiary or any Person affiliated with Subsidiary to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     6.5 ESTOPPELS. Subsidiary shall have obtained on or before the Closing Date a Ground Lessor Estoppel from each Ground Lessor to each of the Ground Leases, substantially in the form of Exhibit "6.5(a)" attached hereto, and a Estoppel from each Tenant
            ---------------
under each of the Tenant Leases, substantially in the form of Exhibit "6.5(b)"
                                                              ---------------
attached hereto.

     6.6 TITLE TO MEMBERSHIP INTEREST AND PROPERTY. The Members shall have good title to the Membership Interests free and clear of all liens and encumbrances and Com-Net shall have good, and in the case of the Owned Real Property, marketable fee simple title, to the Property free and clear of all liens and encumbrances, excepting only the Permitted Exceptions, and Subsidiary shall have obtained (a) Uniform Commercial Code, judgment and tax lien searches confirming that no such liens or encumbrances exist, (b) a commitment issued by First American Title Insurance Company pursuant to which such company agrees to issue to Subsidiary an owner's policy of title insurance in such amount as Subsidiary may determine in its reasonable discretion insuring (i) with respect to the Owned Real Property, Com-Net's fee simple interest in such Owned Real Property, (ii) with respect to Leased Real Property, Com-Net's leasehold interest in such Leased Real Property under the applicable Ground Lease, and
(iii) Com-Net's interest under any Easements, in each case subject only to such matters as may be acceptable to Subsidiary, and (c) a current survey of each parcel of Real Property meeting ALTA requirements and prepared by a surveyor acceptable to Subsidiary which confirms that all Improvements are located upon the Real Property and do not encroach upon any easements of record and that no improvements from adjoining properties encroach upon the Real Property and otherwise does not reveal any matter which renders the fee simple interest in the Real Property unmarketable.

     6.7 ENVIRONMENTAL ASSETS. Subsidiary shall have obtained environmental site assessment reports for the Real Property issued by an environmental engineer confirming that the Real Property has not in the past been used, and is not presently being used, for the handling, storage, transportation, disposal or release of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental Legal Requirements).

     6.8 ZONING AND LAND USE. Subsidiary and Subsidiary's counsel shall be satisfied that the Property and the operation of the business of leasing space on the Towers are in compliance with all Legal Requirements and with all easements, restrictive covenants, reservations and similar matters of record affecting the Property (as evidenced by such documentation as Subsidiary may reasonably require, including written confirmation from the applicable Governmental Authorities that the Property is in compliance with all Legal Requirements relating to zoning, land use and building matters), or that no laws, rules, regulations, easements, restrictive covenants, reservations, and similar matters of record affecting the Property are applicable thereto.

     6.9 FAA AND FCC MATTERS. Subsidiary shall have obtained evidence that the Towers are in full compliance with all applicable FAA and FCC Legal Requirements.

     6.10 NO CHANGE IN THE PROPERTY. No material adverse changes in the Property have occurred between the date of this Agreement and the Closing Date.

     6.11 EXECUTION AND DELIVERY OF DOCUMENTS. The Members and Com-Net shall have executed and delivered to Subsidiary any and all documents and instruments contemplated by this Agreement, including without limitation those set forth on Exhibit "6.11" attached hereto.
--------------

     6.12 THIRD PARTY APPROVALS. Subsidiary shall have obtained all third party approvals and/or non-disturbance agreements from all Governmental Authorities, landlords, mortgagees, secured parties or other Persons deemed necessary by Subsidiary in order to consummate the transactions contemplated by this Agreement and in order for Subsidiary to obtain title insurance for Com-Net's interest in the Real Property.

     6.13 OPINIONS OF COUNSEL. The Members and Com-Net shall have delivered to Subsidiary and Parent a written opinion from counsel, dated as of the Closing Date, to the effect set forth on Exhibit "6.13" attached hereto.
                                 --------------

     6.14 SUBSIDIARY'S SATISFACTION. Subsidiary and its Representatives shall have conducted their inspection and due diligence of Com-Net and the Property. If Subsidiary is not satisfied, in its sole and absolute discretion, with the results of such inspection and due diligence for any reason whatsoever, including without limitation as a result of Subsidiary' review or inspection of the Disclosure Letter, the Financial Statements, the Property, the Permits, any applicable Legal Requirements concerning the Property, the Tenant Leases, the Easements, the Ground Leases, all related tests, borings, inspections, surveys, studies, environmental site assessments and other inspections or measurements thereof or related thereto, this condition precedent shall be deemed not to be fulfilled.

     6.15 HSR ACT. All required filings under the HSR shall have been made and any required waiting period under the laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

     6.16 RELEASES. The Anderson Group, a former member of Com-Net, shall have executed a waiver and release agreement releasing Subsidiary and Parent from any and all claims against Com-Net and its successors arising out of, or relating to
(i) that certain Separation Agreement dated as of December 31, 1998 by and between the Members and The Anderson Group or (ii) the Contemplated Transactions, which waiver and release agreement shall be substantially in the form of Exhibit "6.16" attached hereto.
        -------------

     6.17 APPROVALS. Each of Subsidiary's and Parent's Board of Directors and the Lenders shall have approved the Contemplated Transactions.

     6.18 PERMITS, CONSENTS AND LICENSES. Prior to or concurrent with the closing, Com-Net shall have obtained all permits, consents and licenses necessary for Subsidiary to continue to conduct Com-Net's business.

     6.19 MERGER AGREEMENT. All conditions precedent in Article VII of the Merger Agreement shall have been satisfied, at or prior to Closing.

     6.20 PERMITTED EXCEPTIONS. Subsidiary and Parent shall have reviewed and approved, in their sole discretion, the Permitted Exceptions discussed in the Disclosure Letter.

     In the event that any of the Subsidiary's and Parent's Conditions Precedent shall not have been fulfilled to the satisfaction of Subsidiary and Parent, in their sole and absolute discretion or waived in writing by Subsidiary and Parent, Subsidiary or Parent shall notify the Members in writing as to which Condition(s) Precedent has not been fulfilled, which notice shall state with reasonable specificity the reason and basis for such Condition(s) Precedent not having been fulfilled. The Members shall have a period of three (3) days following their receipt of such notice within which to notify Subsidiary and Parent in writing that the Members intend to attempt to cause such Condition(s) Precedent to be fulfilled. In the event the Members provide Subsidiary and Parent with such notice, the Member shall have a period of thirty (30) days within which to attempt to cause the such Condition(s) Precedent to be fulfilled and the Closing shall be extended to accommodate such efforts. In the event the Members fail to provide Subsidiary and Parent with such notice within such three
(3) day period or provide such notice with such three (3) day period but fail to cause such Condition(s) Precedent to be fulfilled to the satisfaction of the Subsidiary and Parent in their sole and absolute discretion within such thirty
(30) day period, Subsidiary and Parent will have the right, in their sole and absolute discretion, and without any liability or obligation to the Members or Com-Net whatsoever, to terminate this Agreement. Subsidiary and Parent will notify the Members in writing of any Condition(s) Precedent which have not been fulfilled prior to 10:00 a.m. Eastern Time on the Closing Date. If Subsidiary fails to so notify the Members and Com-Net within such time period, then Subsidiary will be deemed to have fulfilled or waived all Condition(s) Precedent, and all rights of Subsidiary and Parent to terminate this Agreement pursuant to this Article VI will be null and void and of no further force or effect.

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO MEMBERS' PERFORMANCE

     The obligations of the Members hereunder are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the "Members' Conditions Precedent") as have not been waived in writing by the
 -----------------------------
Members:

     7.1 PERFORMANCE OF COVENANTS AND ACCURACY OF REPRESENTATIONS. All of Subsidiary's and Parent's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and all of Subsidiary's and Parent's duties, obligations and covenants in this Agreement must have been fully and completely performed in all material respects as of the Closing Date.

     7.2 EXECUTION AND DELIVERY OF DOCUMENTS. Subsidiary and Parent shall have executed and delivered to the Members any and all documents and instruments contemplated by this Agreement, including without limitation those set forth on Exhibit "7.2" attached hereto.
------------

     In the event that any of the Members' Conditions Precedent shall not have been fulfilled to the satisfaction of the Members or waived in writing by the Members, the Members shall notify Subsidiary and Parent in writing as to which Condition(s) Precedent has not been fulfilled, which notice shall state with reasonable specificity the reason and basis for such Condition(s) Precedent not having been fulfilled. Subsidiary and Parent shall have a period of three (3) days following their receipt of such notice within which to notify the Members in writing that Subsidiary or Parent intends to attempt to cause such Condition(s) Precedent to be fulfilled. In the event Subsidiary or Parent provides the Members with such notice, Subsidiary and Parent shall have a period of thirty (30) days within which to attempt to cause such Condition(s) Precedent to be fulfilled and the Closing shall be extended to accommodate such efforts. If Subsidiary or Parent fails to provide the Members with such notice within such three (3) day period or provides such notice but fails to cause such Condition(s) Precedent to be fulfilled within such thirty (30) day period, the Members will have the right, in their discretion, and without any liability or obligation to Subsidiary or Parent whatsoever, to terminate this Agreement. The Members will notify Subsidiary and Parent in writing as to which Condition(s) Precedent have not been fulfilled prior to 10:00 a.m. Eastern Time on the Closing Date. If the Members fail to so notify Subsidiary and Parent within such time period, then the Members will be deemed to have fulfilled or waived all Condition(s) Precedent, and all rights of the Members to terminate this Agreement pursuant to this Article VII will be null and void and of no further force or effect.

                                 ARTICLE VIII

                                    CLOSING

     8.1 THE CLOSING. The closing of the Contemplated Transactions (the AClosing@) will take place at the offices of Com-Net, located at 121 Boone Ridge Drive, Johnson City, Tennessee, on the later of (a) April 30, 1999, or (b) the Business Day immediately following the date as of which each of the conditions set forth in Articles VI and VII have been fulfilled or waived or on such other date as the parties hereto may mutually agree (the "Closing Date"); provided,
                                                                    --------
however, that in any event the Closing Date shall not be later than September
-------
30, 1999.

                                  ARTICLE IX

                                   EXPENSES

     9.1 ATTORNEYS' FEES. The Members and Subsidiary will each pay his, her or its own attorneys' fees and costs incurred in connection with the negotiation of this Agreement and consummation of the Closing. The Members shall pay all attorneys' fees and costs incurred in connection with the assignment and transfer contemplated by Section 5.1(k) of this Agreement. The Members agree that they shall pay any attorneys' fees incurred by Com-Net on or prior to the Closing Date, regardless of whether incurred in connection with the negotiation of this Agreement and the consummation of the Closing or otherwise.

     9.2 TRANSFER TAXES; RECORDING COSTS. The Members will pay the cost of all deed or other transfer taxes (including all documentary stamp taxes), with respect to the Contemplated Transactions and all recording costs of any documents executed herewith (including recording costs associated with releases and other documents required to clear title or to comply with the Members' or Com-Net's obligations hereunder). The Members will pay the costs of all deed or other transfer taxes (including all documentary stamp taxes) with respect to the assignment and transfer contemplated by Section 5.1(k) of this Agreement and all recording costs of any documents executed in connection therewith (including any recording costs associated with releases or other documents required to clear title).

     9.3 OTHER EXPENSES. Subsidiary or Parent will pay the cost of any title insurance obtained by Subsidiary or Parent on behalf of Com-Net with respect to the Contemplated Transactions. Any items of cost or expense not specifically allocated above will be paid by the party to the transaction that customarily bears such cost or expense within Washington County, Tennessee.

                                   ARTICLE X

                                INDEMNIFICATION

     10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. Except as set forth below in this Section 10.1, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Except as set forth below in this Section 10.1, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding the foregoing, in the event that, prior to the Closing Date, Subsidiary or Parent shall have obtained actual knowledge of the inaccuracy of or noncompliance with any such representation, warranty, covenant, or obligation, neither Subsidiary nor Parent shall have any right to indemnification, payment of Damages or other remedy under this Agreement based such inaccuracy or noncompliance unless Subsidiary or Parent shall have notified the Shareholders of the failure of the applicable Condition(s) Precedent to have been fulfilled based upon such inaccuracy or noncompliance and afforded the Shareholders the opportunity to cause such Condition(s) Precedent to be fulfilled as provided in the last paragraph of Article VIII of this Agreement.

     10.2 INDEMNIFICATION BY THE MEMBERS AND COM-NET. The Members and the directors and officers of Com-Net (prior to the Closing Date), jointly and severally, will indemnify and hold harmless Subsidiary, Parent and Com-Net (after the Closing Date) and their respective Representatives, attorneys, officers, directors, controlling persons, and affiliates (collectively, the "Subsidiary Indemnified Persons") for, and will pay to the Subsidiary
 ------------------------------
Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party Claim (collectively, the "Damages"), arising,
                                                      -------
directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Com-Net or the Members in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Com-Net or the Members pursuant to this Agreement, (b) any Breach of any representation or warranty made by Com-Net Construction or a Shareholder in the Merger Agreement (without giving effect to any supplement to the disclosure letter described therein), the disclosure letter described therein, the supplements to the disclosure letter described therein, or any other certificate or document delivered by Com-Net or a shareholder pursuant to the Merger Agreement; (c) any Breach by the Members or Com-Net of any covenant or obligation of the Members in this Agreement, (d) any Breach by a Shareholder or Com-Net Construction of any covenant or obligation of the Shareholders or Com-Net Construction in the Merger Agreement; (e) any services provided or Property owned by Com-Net prior to the Closing Date, (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Members or Com-Net (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, or (g) the Merger Agreement. The remedies provided in this Section will not be exclusive of or limit any other remedies that may be available to any of the Subsidiary Indemnified Persons.

     10.3 INDEMNIFICATION BY SUBSIDIARY AND PARENT. Subsidiary and Parent will indemnify and hold harmless the Members and their respective Representatives (collectively, the "Member Indemnified Persons") for, and will pay to the Member
                    --------------------------
Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Subsidiary or Parent in this Agreement or in any certificate delivered by Subsidiary or Parent pursuant to this Agreement, (b) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Subsidiary or Parent (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     10.4 PROCEDURE FOR INDEMNIFICATION.

          (a) Promptly after receipt by an indemnified party or of notice of the commencement of any Proceeding against it, such indemnified party will, if a Claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any such Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the Claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the Claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     10.5 RIGHT OF OFFSET. Notwithstanding any provision to the contrary contained in this Agreement, Parent and Subsidiary shall have the right to, without any further notice to or authorization from either Member, offset against any sums or other consideration owed by either Parent or Subsidiary to either Member (other than any sum owed to Dan Eldridge under Section 7.1 of the Merger Agreement) against any amounts owed by either Member to either Parent or Subsidiary, whether under this Agreement, the Merger Agreement or otherwise.

                                  ARTICLE XI

                                    DEFAULT

     11.1 SUBSIDIARY'S OR PARENT'S DEFAULT. If either Subsidiary or Parent fails to perform its obligations under this Agreement, the Members' and Com-Net's sole and exclusive remedies shall be to bring an action for specific performance.

     11.2 COM-NET OR MEMBER'S DEFAULT. If Com-Net or either Member fails to perform any of its, his or her obligations under this Agreement, Subsidiary's and Parent's remedies shall be to bring an action for specific performance or a combination of specific performance and damages. No remedy conferred upon Subsidiary or Parent is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided for in this Agreement will be cumulative and in addition to every other remedy available under this Agreement. No single or partial exercise any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Subsidiary's and Parent's remedies under Section 10 hereof.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 BROKERS. Neither Parent, Subsidiary, Com-Net, nor the Members have entered into an agreement with any agent, broker or finder in connection with the transaction contemplated by this Agreement. Each party will indemnify, defend and hold harmless the other party from any Claims of any agent, broker or finder claiming to have entered into an agreement with the indemnifying party in connection with this Agreement. This Section will survive the Closing or any termination of this Agreement.

     12.2 INTERPRETATION. The singular includes the plural and the plural includes the singular. The word "or" is not exclusive and the word "including" is not limiting. References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation. Unless otherwise indicated, references to a Section or Exhibit mean a Section or Exhibit contained in or attached to this Agreement. The caption headings in this Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Agreement. This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

     12.3 NOTICES.   All notices, demands or communications required or
permitted under this Agreement will be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, or by fax, to the party entitled thereto at the address and to the fax number first set forth above, or such other party(ies), address(es) or fax number(s) as either party specifies by written notice to the other from time to time. Any legal counsel designated above or any substitute counsel as designated by Com-Net, the Members, Subsidiary or Parent by written notice to the other parties is authorized to give notices (but not receive notices) under this Agreement on behalf of its respective client.

     12.4 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party. The terms of this Section shall survive the Closing.

     12.5 ASSIGNMENT. Subsidiary and Parent will have the right to assign this Agreement to any Affiliate of Subsidiary or Parent with the consent of the Members (which consent shall not be unreasonably withheld), after which (a) Subsidiary or Parent will be relieved of their obligations, as the case may be, under this Agreement, (b) the assignee will be solely responsible for such obligations, and (c) the assignee may enforce all rights and remedies of Subsidiary and Parent under this Agreement. The Members and Com-Net may not assign his, her or its rights or obligations with respect to this Agreement without the prior written consent of Subsidiary.

     12.6 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to Florida's choice or conflict of laws provisions.

     12.7 ARBITRATION. Any controversy or claim between Com-Net, the Members, Parent and Subsidiary with respect to the subject matter of this Agreement, including any controversy or claim arising out of an alleged tort, will be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law) and the Rules of Practice and Procedure for Judicial Arbitration and Mediation Services ("JAMS"). Judgment upon any arbitration award may be entered into in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim under this Agreement in any court having jurisdiction over such action. The arbitration will be conducted in Palm Beach County, Florida and administered by JAMS, who will appoint the arbitrator. If JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will commence within 90 days of the demand for arbitration. Further, the arbitrator will only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

     12.8 INTEGRATION. All prior understandings and agreements (including the Deal Point Summary attached hereto as Exhibit "12.8") among the parties with
                                      --------------
respect to the subject matter of this Agreement are merged in this Agreement.
No party shall rely upon any statement, covenant or representation made by any other party which is not embodied in this Agreement.

     12.9 AMENDMENTS. No purported amendment to or waiver of any term of this Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by the party to be charged.

     12.10 BINDING EFFECT. This Agreement will be binding upon, and will inure to the benefit of, the Members, Com-Net and Subsidiary and Parent, and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

     12.11 FURTHER ASSURANCES. Each party will, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other parties may reasonably request in order to effectuate the intent of this Agreement. In addition, the Members agree to keep and make available for inspection and duplication by Subsidiary and its representatives, agents, employees, accountants and attorneys, all financial and other records and pertinent documents requested by Subsidiary with respect to Com-Net and the Property, and the Members shall cause the current or former officers, directors, representatives, agents, independent public accountants of Com-Net to supply Subsidiary with all information reasonably requested by Subsidiary with respect to Com-Net. This Section will survive the Closing.

     12.12 THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than the Members, Com-Net, Subsidiary and Parent and their respective successors and permitted assigns.

     12.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     12.14 SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The terms of this Section will survive the Closing.

     This Agreement has been executed by the Members, Com-Net, Parent and Subsidiary on the dates set forth below.

                                    MEMBERS:


                                    /s/ Daniel J. Eldridge
                                    --------------------------------
                                    DANIEL J. ELDRIDGE


                                    /s/ Tammy W. Eldridge
                                    --------------------------------
                                    TAMMY W. ELDRIDGE



                                    --------------------------------
                                    COM-NET:


                                    COM-NET DEVELOPMENT GROUP,
                                    LLC, a limited liability company


                                    By: /s/ Daniel J. Eldridge
                                       -----------------------------
                                       Name:  Daniel J. Eldridge
                                       Title: Operating Manager

                                    SUBSIDIARY:

                                    SBA TOWERS TENNESSEE, INC., a
                                    Florida corporation


                                    By: /s/ Jeffrey A. Stoops
                                       -----------------------------
                                       Name:  Jeffrey A. Stoops
                                       Title: Senior Vice President


                                    PARENT:

                                    SBA COMMUNICATIONS CORPORATION, a Florida corporation


                                    By: /s/ Jeffrey A. Stoops
                                       -----------------------------
                                       Name:  Jeffrey A. Stoops
                                       Title: Senior Vice President

                             SCHEDULE OF EXHIBITS


Exhibit "1"              Defined Terms

Exhibit "3.5"            Certified Copies of Organizational Documents

Exhibit "6.5(a)"         Form of Estoppel Certificate from Each Ground Lessor

Exhibit "6.5(b)"         Form of Estoppel Certificate from Tenants

Exhibit "6.5(c)"         Form of Estoppel Certificate from Landlord

Exhibit "6.11"           List of Member's Closing Documents

Exhibit "6.13"           Opinion of Counsel to the Members and Com-Net

Exhibit "6.16"           Form of Release/Waiver

Exhibit "7.2"            List of Subsidiary's and Parent's Closing Documents

Exhibit "12.8"           Deal Point Summary

                                  EXHIBIT "1"
                                  -----------

                                 DEFINED TERMS

The following terms will have the following meanings throughout this Agreement:

     "Affiliate" - with respect to a Person, any other Person that, directly or
      ---------
indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.

     "Agreement" - this instrument, together with all exhibits, schedules and
      ---------
addenda attached hereto.

     "Appurtenant Property" - all right, title and interest of Com-Net or the
      --------------------
Members, if any, in and to all (a) streets, roads, easements, contract rights and rights-of-way appurtenant to the Property, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefitting the Property, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Property, (d) utility deposits and reservation fees paid by or on behalf of the Members or Com-Net with respect to the Property, and (e) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Property.

     "Balance Sheets" - collectively, the balance sheets of Com-Net referred to
      --------------
in Section 3.9 of this Agreement.

     "Breach" - a "Breach" of a representation, warranty, covenant, obligation,
      ------
or other provision of this Agreement or any instrument delivered pursuant to this Agreement or referred to in this Agreement or the Merger Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Business Day" - any day other than a Saturday, Sunday or a day upon which
      ------------
banking institutions in the State of Florida are authorized or required by law to close.

     "Claim" - any claim, damage, loss, liability, obligation, demand, defense,
      -----
judgment, suit, proceeding, disbursement or expense, including reasonable attorneys' fees or costs (including those related to appeals).

     "Closing" -  the date upon which the consummation of the Contemplated
      -------
Transactions occurs in accordance with the terms of this Agreement.

     "Closing Date" - has the meaning set forth in Section 8.1.
      ------------

     "Code" - the Internal Revenue Code of 1986 or any successor law, and
      ----
regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Com-Net Account Receivable" - that certain account receivable due Com-Net
      --------------------------
from the LLC in the amount of $2,415,216 which account receivable has been assigned by Com-Net to Eldridge.

     "Com-Net Construction" - Com-Net Construction Services, Inc., a California
      --------------------
corporation.

     "Contemplated Transactions" - all of the transactions contemplated by this
      -------------------------
Agreement, including the execution, delivery, and performance of this Agreement and the documents and instruments referred to herein and the performance by Parent, Subsidiary, the Members and Com-Net, of their respective covenants and obligations under this Agreement.

     "Contract" - any agreement, contract, obligation, promise, or undertaking
      --------
(whether written or oral and whether express or implied) that is legally binding upon Com-Net, the Members or their respective assets (including without limitation, the Ground Leases, Tenant Leases and Easements).

     "Disclosure Letter" - that certain completed disclosure letter delivered by
      -----------------
the Members and Com-Net to Subsidiary within ten (10) days after the execution of this Agreement containing, among other things, true, correct and complete copies of certain records, documentation and other information concerning the ownership, use, operation and condition of the Property.

     "Easements" -  the easements described in the Disclosure Letter through
      ---------
which access to the Subsidiary is required or through which utilities to the Real Property are provided.

     "Effective Date" - the date upon which a counterpart of this Agreement,
      --------------
fully executed by the Members, Com-Net, Parent and Subsidiary, is received by Subsidiary.

     "Exchange Act" - Exchange Act of 1934, as amended.
      ------------

     "FAA" - Federal Aviation Authority.
      ---

     "FCC" - Federal Communications Commission.
      ---

     "Financial Statements" - collectively, all of the financial information
      --------------------
with respect to Com-Net to be delivered to Subsidiary in accordance with Section
3.9 of this Agreement.

     "GAAP"- generally accepted United States accounting principles, applied on
      ----
a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in this Agreement were prepared.

     "Governmental Authority" - the United States of America, the state, county,
      ----------------------
town or other municipality in which any of the Property is located and any entity exercising executive, legislative, judicial, regulatory or administrative functions over or pertaining to any of the Property (including the FAA, the FCC, any drainage district, street lighting district or special taxing district).

     "Governmental Authorization" - any approval, consent, license, permit,
      --------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

     "Ground Leases" - the ground leases described in the Disclosure Letter
      -------------
pursuant to which Com-Net Construction leases Real Property upon which any of the towers are located.

     "Ground Lessors" - each of the lessors under the Ground Leases.
      --------------

     "Improvements" - the towers, and all poles, buildings, equipment shelters,
      ------------
storage facilities, cabinets, anchors, guy wires and other improvements which are located on or appurtenant to the Property.

     "Indebtedness" - without duplication, (a) all indebtedness for borrowed
      ------------
money, (b) all obligations for deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations, (f) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations, contingent or otherwise, to purchase, redeem retire or otherwise acquire for value any capital stock, (h) all guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by a lien on property (including, without limitation, accounts and contract rights) owned, whether or not assumed or liabilities arise for the payment of such obligation, (j) the $2,495,216 account payable owed by Com-Net to Com-Net Construction, which account receivable Com-Net Construction has assigned to Eldridge; an account payable by Com-Net to Com-Net Construction in the amount of $1,500,000 for or on account of Towers built or being built by Com-Net Construction for Com-Net which account payable may be increased by amounts expended for or on account of Towers built or being built by Com-Net Construction for Com-Net; and (l) the Note Payable.

     "Intangible Personal Property" - any development rights, documents,
      ----------------------------
technical matter and work product relating to the Property, including any Permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings related to the Property and any surveys, maps, site plans, plats and other graphics relating to the Property.

     "IRS"- the United States Internal Revenue Service or any successor agency,
      ---
and, to the extent relevant, the United States Department of the Treasury.

     "Leased Real Property" - the real property described in the Disclosure
      --------------------
Letter as being ground leased by Com-Net Construction.

     "Legal Requirements" - any law, ordinance, order, rule or regulation of any
      ------------------
Governmental Authority which pertains to the Property, the Members or Com-Net, including without limitation, all building, zoning, land use, subdivision, setback, platting, health, traffic, environmental, hazardous waste, natural resources or flood control matters.

     "Lenders" - the several lenders from time to time party to the Amended and
      -------
Restated Credit Agreement, dated as of February 5, 1999, by and among Parent, SBA Telecommunications, Inc., the several lenders from time to time party thereto, Lehman Brothers, Inc., General Electric Capital Corporation, Toronto Dominion (Texas), Inc., Barclays Bank PLC and Lehman Commercial Paper, Inc.

     "Membership Interest" - with respect to a member, the member's entire
      -------------------
ownership interest in a limited liability company, including the member's (i) rights to receive allocations of profits and losses, distributions, and a return of capital and (ii) rights, if any, of a member to participate in the management of Com-Net, including the rights to receive information, to inspect and audit the books and records, and to vote on, consent to, or approve actions of Com-Net.

     "Merger Agreement" - that certain Agreement and Plan of Merger, dated of
      ----------------
even date herewith, among Parent, SBA Construction Services, Inc., Daniel J. Eldridge, an individual, and Com-Net Construction.

     "Note Payable" - that certain Note payable to Daniel J. Eldridge by Com-Net
      ------------
in an amount equal to $1,144,505.

     "Order"- any award, decision, injunction, judgment, order, ruling,
      -----
subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

     "Ordinary Course of Business"- an action which is taken in the ordinary
      ---------------------------
course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents"- (a) the articles or organization and the
      ------------------------
limited liability company agreement; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

     "Owned Real Property" - the real property described in the Disclosure
      -------------------
Letter as being owned by Com-Net Construction.

     "Parent Common Stock" - shares of validly issued, registered, fully paid
      -------------------
and non- assessable Class A Common Stock, $.01 par value per share, of the Parent.

     "Permits" - all permits, licenses, authorizations, certificates of
      -------
occupancy, certificates of completions, variances and similar approvals of any Governmental Authority having jurisdiction over Com-Net or the Property.

     "Permitted Exceptions" - the exceptions to, or liens or encumbrances upon,
      --------------------
title to any portion of the Property set forth in the Disclosure Letter.

     "Person" - any individual, corporation (including any non-profit
      ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

     "Proceeding"- any action, arbitration, audit, hearing, investigation,
      ----------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     "Property" - collectively, the Contracts (including, without limitation,
      --------
the Tenant Leases, the Ground Leases and the Easements), the Real Property, the Appurtenant Property, the Intangible Personal Property, the Improvements and the Tangible Personal Property.

     "Purchase Price" - the sum referred to in Section 2.1 of this Agreement.
      --------------

     "Real Property" - collectively, the Leased Real Property and the Owned Real
      -------------
Property.

     "Related Person"- with respect to a particular individual, (a) each other
      --------------
member of such individual's Family, (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified

Person holds a Material Interest, (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means the direct or indirect right to vote or dispose of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Representative"- with respect to a particular Person, any director,
      --------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Service Contracts" - all service contracts, maintenance contracts and
      -----------------
management contracts, if any, affecting the Property.

     "Share Consideration" - has the meaning set forth in Section 2.2.
      -------------------

     "subsidiary"- with respect to any Person (the "Owner"), any corporation or
      ----------
other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Com-Net.

     "Tangible Personal Property" - all personal property, furniture, fixtures,
      --------------------------
equipment, appliances, vehicles, inventory, and other items of personal property owned by Com-Net and used in connection with the Property.

     "Tax Return" - any return (including any information return), report,
      ----------
statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

     "Tenant Estoppels" - estoppel letters from each of the Tenants to
      ----------------
Subsidiary, in form and substance reasonably acceptable to Subsidiary.

     "Tenant Leases" - the leases, licenses and other occupancy agreements
      -------------
described in the Disclosure Letter pursuant to which any Person is granted the right to use space or install equipment on the Towers or in any of the Improvements located on the Real Property on which the Towers are located.

     "Tenants" - each of the lessees, licensees or other occupants under the
      -------
Tenant Leases.

     "Tower" - communication towers or monopoles owned or leased by Com-Net
      -----
(whether completed or under construction).

                                 EXHIBIT "3.5"
                                 -------------

                 CERTIFIED COPIES OF ORGANIZATIONAL DOCUMENTS

                             (See Attached Copies)

                               EXHIBIT "6.5(A)"
                               ----------------

                   FORM OF GROUND LEASE ESTOPPEL CERTIFICATE

                        SBA COMMUNICATIONS CORPORATION
                      ONE TOWER CENTER ROAD, THIRD FLOOR
                          BOCA RATON, FLORIDA  33486

____________, 1999

_________________

_________________

_________________

_________________


     Re:  Lease Agreement ("Ground Lease") dated _________________________ by
                            ------------
          and between [INSERT NAME OF LESSOR] herein after referred to as ("Landlord") and COM-NET DEVELOPMENT GROUP, LLC ("Tenant") with
            --------                                        ------
          respect to that certain real property located in ________________, ____________ ("Property")
                         --------

Dear [NAME OF GROUND LESSOR]:

     SBA Communications Corporation, a Florida Corporation ("SBA"), and its
                                                             ---
indirectly wholly owned subsidiary, SBA Towers Tennessee, Inc., a Florida corporation ("Subsidiary"), and Tenant have signed an agreement under which Subsidiary is purchasing all of the issued and outstanding Membership Interests in Tenant. The Ground Lease and any tenant's interest in the Property and all rights and proceeds relating thereto are referred to as the "Leasehold Estate."
                                                             -----------------

     SBA, certain of its affiliates and certain lenders selected by SBA and its affiliates ("Lenders") may have entered, and may from time to time in the future
             -------
enter into loan or credit agreements, pursuant to which the Lenders may have extended, or may in the future extend, credit or loan money to SBA or its affiliates. As a condition to such extensions of credit, such Lenders may require liens on certain of the Tenant's or SBA's assets located on the Property and consent by you to the Tenant's or SBA's granting of a leasehold mortgage on the Leasehold Estate.

     As part of our due diligence review in determining whether to consummate such transaction, we would ask that you confirm the following:

     1. You consent to the proposed transaction to the extent the terms of the Ground Lease would require your consent to such transaction with the understanding that this consent will be effective only if the proposed transaction closes.

     2. Attached as Exhibit "A" is a true and complete copy of the Ground Lease and all amendments or modifications thereto. The Ground Lease constitutes the entire agreement between you and Tenant with respect to the subject matter thereof.

     3. The expiration date of the initial term of the Ground Lease is ____________ and Tenant has the option to extend the term of the Ground Lease for _____ successive terms of ________ years.

     4. Tenant's monthly base rent under the Ground Lease is $___________, Tenant must pay monthly $______________ as additional rent and all rent, additional rent and other charges due and payable under the Ground Lease have been paid through ______________, 19__.

     5. Neither you nor Tenant is in default under the Ground Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute such a default.

     6. You have no claim or defense of any nature whatsoever against Tenant with respect to the Ground Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute the basis of such a claim or defense.

     We would appreciate you reviewing and signing this letter at your earliest possible convenience as we would like to conclude this transaction a quickly as possible. If you have any questions or comments, please do not hesitate to contact me at ___-___-____.

Sincerely,



________________________________
[NAME OF SENDER]
[TITLE OF SENDER]


ACKNOWLEDGED AND CONFIRMED:


________________________________
[NAME OF GROUND LESSOR]

                               EXHIBIT "6.5(B)"
                               ----------------

                      FORM OF TENANT ESTOPPEL CERTIFICATE

                        SBA COMMUNICATIONS CORPORATION
                      ONE TOWER CENTER ROAD, THIRD FLOOR
                          BOCA RATON, FLORIDA  33486

[DATE]

[NAME OF TENANT]
[ADDRESS OF TENANT]

     Re: Lease, dated __________, 19__ between COM-NET DEVELOPMENT GROUP, LLC ("Landlord") and [INSERT NAME OF TENANT] ("Tenant") (the "Lease"), with respect to [INSERT ADDRESS OR DESCRIPTION OF THE PROPERTY] (the "Property")

Dear [NAME OF TENANT]:

     SBA Communications Corporation, a Florida corporation ("SBA"), its indirectly wholly owned subsidiary SBA Towers Tennessee, Inc., a Florida corporation ("Subsidiary"), and Landlord have signed an agreement under which Subsidiary is purchasing all of the issued and outstanding Membership Interests of Landlord.

     As part of our due diligence review in determining whether to consummate such transaction, we would ask that you confirm the following:

     1. Attached as Exhibit "A" is a true and complete copy of the Lease and all amendments or modifications thereto. The Lease constitutes the entire agreement between you and Landlord with respect to the subject matter thereof. To the extent required by the terms of the Lease, you consent to Subsidiary purchasing all of the membership interests in the Landlord with the understanding that this consent will be effective only if the proposed transaction closes.

     2. The term of the Lease commenced on ___________ and you have the option to extent the term of the Lease for_______ (____) successive terms of ______ (___) years each. The expiration date of the initial term of the Lese is ___________________.

     3. Rent in the amount of $__________ is payable ___________. All rents and all other charges due and payable under the Lease have been paid through _____________, 19__, and no amounts have been or will be paid to Landlord for more than one month in advance.

     4. You have no right to free rent, rebate of rent or any other type of rental concession with respect to the Lease except as expressly provided for in the Lease.

     5. The amount of the security deposit paid to and currently being held by Landlord under the Lease is $__________.

     6. Neither you nor landlord is in default under the Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute such a default.

     7. You have no claim or defense of any nature whatsoever against Landlord with respect to the Lese and there is no event which, with the giving of notice and/or the passage of time, would constitute the basis of such a claim or defense. You have no offsets, claims, counterclaims or defenses of any nature whatsoever to the performance of your obligations under the Lease (including, without limitation, the obligation to pay rent) and, there is no condition which, with the giving of notice and/or the passage of time, would constitute the basis of such an offset, claim, counterclaim or defense.

     8. You have not assigned, transferred or otherwise encumbered your interest under the Lease or subleased any part of the Property.

     9. You have no outstanding options, right of first refusal or rights of first negotiation to purchase all or any part of the Property.

     10. No petition has been filed by or against you for protection under any bankruptcy, creditor's rights, insolvency or other similar statutes.

     11. You have not in the past used, and are not presently using the Property for the handling, storage, transportation, or disposal of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental laws or regulations). To the best of your knowledge, there has been no release of any such items into the environment from the Property or in, on or under the Property.

     We would appreciate you reviewing and signing this letter at your earliest possible convenience as we would like to conclude this transaction a quickly as possible. Once executed, please return same to me by facsimile at ____________ and by regular mail. If you have any questions or comments, please do not hesitate to contact me at
____________.

Sincerely,

____________________________

[NAME]______________________

[TITLE]_____________________


ACKNOWLEDGED AND CONFIRMED:


_______________________________

By: ___________________________

Its: __________________________

                               EXHIBIT "6.5(C)"
                               ----------------

                     FORM OF LANDLORD ESTOPPEL CERTIFICATE

                           [Letterhead of Landlord]



[DATE]

SBA Towers Tennessee, Inc.
One Tower Center Road, Third Floor
Boca Raton, FL 33486
[ADDRESS]

     Re: Lease, dated ________________, between [LANDLORD] ("Landlord") and Com-Net Development Group, LLC ("Tenant") (the "Lease") with respect to [INSERT ADDRESS OR DESCRIPTION OF THE PROPERTY] (the "Property")

Gentlemen:

     We understand that all of the membership interests in the Tenant are being purchased by SBA Towers Tennessee, Inc., a Florida corporation ("Subsidiary") and an indirectly wholly owned subsidiary of SBA Communications Corporation, a Florida corporation.

     As the Landlord for the Property described in the Lease and with the understanding that Subsidiary intends to rely on this letter, the undersigned hereby confirms as follows:

     1. The undersigned consents to the proposed purchase of all of the membership interests in the Landlord by the Subsidiary with the understanding that this consent will be effective only if the proposed transaction closes.

     2. Attached hereto as Exhibit "A" is a true, correct and complete copy of the Lease and all amendments or modifications thereto. The Lease constitutes the entire agreement between the Tenant and the undersigned with respect to the subject matter thereof.

     3. The term of the Lease commenced ___________, 19__ and expires ___________, 19__. Tenant has ______ (__), _____ (__) year options to extend the term of the Lease.

     4. The current base rental is $__________, payable in equal monthly installments of $____________ on the first day of each month. The base rental is subject to adjustment only in accordance with the terms of the Lease.

     5. Tenant has paid in full all rent, maintenance and operation charges and other sums due under the Lease through and including _________, 19__, and has paid a security deposit in the amount of $_________ and prepaid rent in the amount of $__________, each being held by the undersigned under the Lease.

     6. There are no existing defaults by the undersigned or the Tenant under the Lease nor have any notices of default been given or received by the undersigned, and there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute a default under the Lease. Neither the Lease nor the validity, obligation or construction thereof is presently in arbitration or litigation.

     7. The undersigned is the sole owner of the property leased pursuant to the Lease. There are no mortgagees of such premises other than those who have delivered to the Tenant a valid and enforceable subordination, non-disturbance and attornment agreement.

     8. The Lease is valid and enforceable in accordance with its terms and has not been amended, terminated or waived in any manner, orally or in writing, except as indicated in the reference line of this letter and in the copies attached hereto.


Sincerely,



__________________________________



__________________________________
[LANDLORD]

                                EXHIBIT "6.11"
                                --------------

                      LIST OF MEMBERS' CLOSING DOCUMENTS

     1. The Members' Membership Interests and such documents and instruments as may be necessary to transfer the Membership Interests to Subsidiary.

     2.  Originals of all Ground Leases, Tenant Leases, Easements and Permits.

     3. Evidence that all utility charges for the Towers have been paid through a date not more than thirty (30) days prior to the Closing Date.

     4. An affidavit to Subsidiary' title insurer, in form and substance reasonably acceptable and to Subsidiary, which will be sufficient to have the standard printed exceptions deleted from the title insurance policy of Com-Net.

     5. An affidavit certifying that the Members are not "foreign persons" under Section 1445(f)(3) of the Code.

     6. A certificate of the Members approving the execution and delivery of the Members' Closing Documents and the consummation of the Contemplated Transactions and authorizing and directing the Members to execute and deliver the documents required to be executed and delivered by Com-Net under the Agreement.

     7. A certificate of good standing from the Secretary of State of Com-Net's state of formation and all other jurisdictions in which it does business verifying that Com-Net (i) is duly organized, validly existing and in good standing in its state of formation, and (ii) is duly qualified as a foreign limited liability company to do business in each such other jurisdiction.

     8. A certificate from the Members and Com-Net, in form and substance reasonably acceptable to Subsidiary, certifying that all representations and warranties of the Members and Com-Net remain true and correct as of the Closing Date.

     9. All keys and other security access devices to the Improvements, as well as any mailbox and safety deposit box keys.

     10.  The legal opinions required to be delivered in Section 6.13.
                                                         ------------

     11. A final determination of "no hazard" from the FAA for each of the Towers, or evidence satisfactory to Subsidiary that such a determination is not required.

     12. An FCC Form 854R for each of the Towers, or evidence satisfactory to Subsidiary that such form is not required to be filed for each of the Towers.

     13. All original records and business documents and instruments related to Com-Net, including without limitation, all minute books, Membership Interest ledgers, transfer records, checkbooks and checkbook registers, Tax Returns and accounting records.

     14.  The Waiver and Release Agreement executed by The Anderson Group.

     15. Any other documents or instruments required by the Agreement or reasonably requested by Subsidiary and Parent to consummate the Closing.

                                EXHIBIT "6.13"
                                --------------

             FORM OF OPINION OF COUNSEL TO THE MEMBERS AND COM-NET


                             _______________, 1999



SBA Communications Corporation
SBA Towers Tennessee, Inc.
One Town Center Road, 3rd Floor
Boca Raton, Florida  33486

Ladies and Gentlemen:

     We have acted as legal counsel to Daniel J. Eldridge and Tammy W. Eldridge (the "Members"), and Com-Net Development Group, LLC, a Tennessee limited liability company ("Com-Net"), in connection with the purchase of all of the Members' Membership Interests in Com-Net by SBA Towers Tennessee, Inc., a Florida corporation ("Subsidiary") and an indirectly wholly owned subsidiary of SBA Communications Corporation, a Florida corporation ("SBA"), pursuant to that certain Purchase Agreement, dated as of April __, 1999 (the "Agreement"), by and among Com-Net, the Members, SBA and Subsidiary. This opinion letter (this "Opinion Letter") is being delivered pursuant to Section 6.13 of the Agreement. Capitalized terms not otherwise defined in this Opinion Letter have the definitions set forth in the Purchase Agreement.

     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

     (i)    the Purchase Agreement;

     (ii) the Articles of Organization of Com-Net as currently in effect, the Limited Liability Company Agreement of Com-Net, each certified by Com-Net as being true and correct and in effect on the date hereof;

     (iii) such records of Com-Net and such agreements, certificates of public officials, certificates of officers or other representatives of Com-Net and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein; and

     (iv) a Certificate of Good Standing dated as of ____________, 1999 issued by the Secretary of State of the State of Tennessee with respect to Com-Net [AND A CERTIFICATE OF GOOD STANDING AS A FOREIGN LIMITED LIABILITY COMPANY ISSUED BY THE SECRETARY OF STATE IN EACH OTHER JURISDICTION IN WHICH COM-NET DOES BUSINESS].

     Based upon the foregoing, we are of the opinion that:

     1. Com-Net is duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the power and lawful authority to own its properties and to transact the business in which it is currently engaged. Com-Net is duly qualified to transact business in all other jurisdictions in which it is required to be so qualified.

     2. Com-Net, and the Members have full power to enter into the Agreement and to carry out their obligations thereunder. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Members. No other acts or proceedings on the part of Com-Net, or the Members will be necessary to authorize execution and delivery of the Agreement or the consummation of the transactions contemplated thereby.

     3. The execution and delivery of the Agreement, the consummation of the transactions contemplated thereby, the performance by Com-Net and the Members of each of their obligations under the Agreement, and the exercise of SBA's and Subsidiary's of the rights created by the Members' Closing Documents do not and will not (i) violate the Articles of Organization or the Limited Liability Company Agreement of Com-Net; (ii) constitute a breach of or a default under any Contract, agreement or instrument to which Com-Net is a party or by which its assets are bound, or result in the creation of a mortgage, lien, security interest or other encumbrance upon the assets of Com-Net; or (iii) violate a judgment, decree or order of any Governmental Authority or court or administrative tribunal, which judgment, decree or order is binding on Com-Net or the Members.

     4. No permits, approvals, consents, satisfaction of waiting periods, or waivers thereof of any Governmental Authority, or of any other Person whatsoever, are necessary to allow Com-Net and the Members to consummate the transactions contemplated in the Agreement in compliance with, and not in breach of, (i) all applicable Legal Requirements, and (ii) the provisions of any Contract binding upon Com-Net or the Members.

     5. No actions, suits or proceedings are pending or overtly threatened in writing against Com-Net or the Members that challenge the validity of the Members' Closing Documents or any action to be taken by Com-Net or the Members pursuant to the Members' Closing Documents.

     6. The Agreement has been executed and delivered by Com-Net and the Members, and is a valid and binding obligation of Com-Net and the Members, enforceable against each of them under the law of Florida and the federal law of the United States.

     7. The Membership Interests have been duly and validly issued, fully paid and are non-assessable.

     8. Com-Net does not, either directly or indirectly, beneficially or of record, own any securities or other interests in any other Person, which, by nature of such ownership, would give Com-Net the power to elect a majority of that Person's board of directors or other similar governing body or otherwise give Com-Net the power to direct the business and policies of that Person.

     9. The Member are the members of Com-Net and own one hundred percent (100%) of Com-Net's Membership Interests.

     10. There are no contracts or other agreements or documents, pursuant to which Com-Net may be required to authorize or issue additional Membership Interests.

     11. There are no pre-emptive rights or other similar rights, whether under any of the Organizational Documents, any Legal Requirement, or pursuant to any Contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any equity ownership interest or other ownership interest of Com-Net.

     Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering this Opinion Letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

     Subject to the foregoing, this Opinion Letter may be relied upon by you only in connection with the Members' Closing Documents and the transactions contemplated therein, and may not be used or relied upon by you or any other person for any purpose whatsoever, without the prior written consent of this Firm.

                                              Very truly yours,


                                              ________________________________

                                Exhibit "6.16"
                                --------------

                           FORM OF RELEASE AGREEMENT


     This AGREEMENT (this "Agreement") is made and entered into on this __ day of _____, 1999, by The Anderson Group ("Anderson") for the benefit of SBA Communications Corporation, a Florida corporation ("Parent"), SBA Towers Tennessee, Inc., a Florida corporation ("Subsidiary"), and Com-Net Development Group, LLC, a Tennessee limited liability company ("Com-Net").

     WHEREAS, Anderson and Daniel J. Eldridge ("Eldridge") entered into that certain Separation Agreement, dated as of December 31, 1998 pursuant to which Anderson released all of its membership interests in Com-Net to Eldridge or his assignee (the "Anderson Purchase Agreement");

     WHEREAS, upon consummation of the transactions contemplated in the Anderson Purchase Agreement, Eldridge and Tammy W. Eldridge became the beneficial owners of all of the membership interests of Com-Net;

     WHEREAS, Eldridge and Tammy W. Eldridge have entered into that certain Purchase Agreement, dated March 31, 1999 with Parent and Subsidiary to sell all of their membership interests in Com-Net to Subsidiary (the "SBA Purchase Agreement");

     NOW, THEREFORE, in consideration of $100.00 and other good and valuable consideration and with the understanding and expectation that Parent, Subsidiary and Com-Net intend to and shall rely on this Agreement in consummating the transactions contemplated by the SBA Purchase Agreement, Anderson agrees as follows:

     1.   Release. Anderson knowingly and voluntarily waives, releases and
          -------
discharges Eldridge, Tammy W. Eldridge, Parent, Subsidiary and Com-Net, their successors and assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, demands whatsoever, in law or equity, that Anderson may now have or hereinafter can, shall or may have (including, but not limited to, any matter arising under or in any way associated with or relating to the Anderson Purchase Agreement or the SBA Purchase Agreement), except that Eldridge shall continue to be bound by the terms of the Anderson Purchase Agreement.

     2.   Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original.

     3.         Governing Law.  This Agreement and all transactions contemplated
                -------------
by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have duly executed and caused this Agreement to be executed the day and year first written above.

     ANDERSON:

     THE ANDERSON GROUP


     By:________________________________

       Name:

       Title:

                                 EXHIBIT "7.2"
                                 -------------

              LIST OF SUBSIDIARY'S AND PARENT'S CLOSING DOCUMENTS

     3. The Purchase Price (subject to all adjustments and credits provided for in this Agreement).

     4. A certificate of the secretary of each of Subsidiary and Parent setting forth the resolutions adopted by the board of directors of Subsidiary authorizing and directing the president or any vice president of Subsidiary to execute and deliver the documents required to be executed and delivered by Subsidiary and Parent under this Agreement, which certificate will show the name, office and signature of each officer of Subsidiary and Parent authorized to execute and deliver such documents.

     5. A certificate of good standing from the Secretary of State of Subsidiary's and Parent's states of incorporation verifying that each of Subsidiary and Parent is duly organized, validly existing and in good standing.

     6. A certificate from Subsidiary and Parent, in form and substance reasonably acceptable to the Members, certifying that all representations and warranties of Subsidiary and Parent remain true and correct as of the Closing Date.

     7. Any other documents or instruments required by this Agreement or reasonably requested by the Members to consummate the Closing.

                                EXHIBIT "12.8"
                                --------------

                              DEAL POINT SUMMARY

                              (See Attached Copy)